Exhibit 99.1

Olo and DoorDash Sign Multi-Year Agreement, Settle and Dismiss Contract Dispute

NEW YORK and SAN FRANCISCO—(April 22, 2021) – Today, Olo and DoorDash have agreed to terms on a new multi-year agreement and reached a resolution on their contract dispute. The new deal will allow the companies to continue to work together on products and features to unlock value for both parties and their shared merchant base. The parties have also agreed to settle and dismiss all of DoorDash’s outstanding legal claims.

“Today’s announcement of a multi-year collaboration with DoorDash reflects our commitment to best serve the restaurant industry,” said Marty Hahnfeld, Chief Customer Officer of Olo. “We look forward to our continued partnership over the years ahead.”

“We are pleased to have resolved this matter and continue to work together for the benefit of our merchants,” said Tom Pickett, Chief Revenue Officer of DoorDash.

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About Olo

Olo powers digital ordering and delivery programs that connect restaurant brands to the on-demand world, placing orders directly into the restaurant through all order origination points – from a brand’s own website or app, third party marketplaces, social media platforms, smart speakers, and home assistants. Olo serves as the on-demand ordering and delivery platform for over 400 brands, such as Applebee’s (DIN), Checkers & Rally’s, Cheesecake Factory (CAKE), Chili’s (EAT), Dairy Queen, Denny’s (DENN), Five Guys Burgers & Fries, Jamba Juice (JMBA), Noodles & Company (NDLS), Portillo’s Hot Dogs, Shake Shack (SHAK), sweetgreen, Wingstop (WING), and more. Learn more at www.olo.com. SKIP THE LINE®

About DoorDash

DoorDash is a technology company that connects consumers with their favorite local and national businesses in more than 4,000 cities and all 50 states across the United States, Canada, and Australia. Founded in 2013, DoorDash enables local businesses to address consumers’ expectations of ease and immediacy and thrive in today’s convenience economy. By building the last-mile logistics infrastructure for local commerce, DoorDash is bringing communities closer, one doorstep at a time.

Olo Contacts

Media:

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

Investors:

Brian Denyeau

Brian.Denyeau@icrinc.com

DoorDash Contacts

Press Contact:

press@doordash.com

Investor Relations Contact:

ir@doordash.com